FOR IMMEDIATE RELEASE

CONTACTS:

Charles Ramey, CEO	Donald C. Weinberger
US Dataworks, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (281) 504-8100	Tel. (212) 370-4500 Fax (212) 370-4505

AMERICAN STOCK EXCHANGE ACCEPTS US DATAWORKS’ COMPLIANCE PLAN

Houston, TX, October 15, 2008 - US Dataworks, Inc. (AMEX: UDW), a leading innovator of payment processing solutions, announced today that on July 23, 2008, the Company received notice from the NYSE Alternext US (formerly the American Stock Exchange) (Exchange) staff that the Company is not in compliance with Section 1003(a)((ii) of the NYSE Alternext US Company Guide (Company Guide) with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three out of its four most recent fiscal years and Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years.

The Company was afforded the opportunity to submit a plan of compliance to the Exchange, which the Company presented to the Exchange on August 27, 2008. On October 9, 2008, the Exchange notified the Company that it accepted the Company’s plan of compliance and that the Company has until January 22, 2010 to regain compliance with the continued listing standards. The Company will be subject to periodic review by the Exchange staff during this period. Failure to make progress consistent with the plan or to regain or maintain compliance with the continued listing standards by the end of this period could result in the Company being delisted from the Exchange.

"We are confident that we will meet the Exchange’s continued listing standards based on the plan that was presented and accepted by the Exchange,” says US Dataworks Chairman and CEO Charles Ramey. “As a result of our recent corporate restructuring and demonstrated focus on sustaining profitable growth, we are now positioned to continue our commitment toward profitability while pursuing other avenues that may deliver increased value to our shareholders.”

About US Dataworks, Inc.

US Dataworks is a developer of payment processing solutions, focused on the Financial Services market, Federal, State and local governments, billers and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing checks. Additional information about US Dataworks is available at www.usdataworks.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to statements regarding the Company’s regain compliance with the Company Guide, the Company’s profitability and the Company’s ability to increase shareholder value. Any forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the Company’s failure to meet the goals of the plan of compliance or to regain compliance with the Exchange’s continued listing standards, the Company's position in the marketplace, our ability to develop and timely introduce products that address market demand, the impact of alternative technological advances and competitive products, market fluctuations and other risks detailed from time to time in the SEC reports of US Dataworks, including its annual report on Form 10-KSB for the period ended March 31, 2008 and its quarterly report on Form 10-QSB for the period ended June 30, 2008. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.